SUBORDINATION AGREEMENT

This Subordination Agreement, dated as of July 8, 2005 (the “Subordination Agreement”), by and among Axeda Systems, Inc., a Delaware corporation, the several Purchasers listed in Schedule 1 to the Senior Secured Bridge Note Purchase Agreement, dated as of July 8, 2005 (as may be hereafter amended, modified, substituted, extended or restated from time to time, including any replacement agreement therefore, the “Purchase Agreement”), by and among the Company (defined below) and the Purchasers (together with any subsequent holders of the Notes (as defined in the Purchase Agreement), the “Senior Holders”) and Laurus Master Fund, Ltd. and its successors and assigns of the notes and other securities issued under the Securities Purchase Agreement referenced below (each a “Subordinated Creditor” and collectively, the “Subordinated Creditors”).

WITNESSETH:

WHEREAS, pursuant to the provisions of the Purchase Agreement, the Senior Holders have agreed, upon the terms and subject to the conditions contained therein, to make loans and otherwise extend credit to the Company; and

WHEREAS, each Subordinated Creditor has extended credit to the Company pursuant to that certain Securities Purchase Agreement, dated as of October 5, 2004, by and among the Subordinated Creditors and the Company (as amended, modified or supplemented from time to time, the “Securities Purchase Agreement”); and

WHEREAS, it is a condition precedent to the Senior Holders’ willingness to make loans and otherwise extend credit to the Company pursuant to the Purchase Agreement that the Company and the Subordinated Creditors enter into this Agreement; and

WHEREAS, in order to induce the Senior Holders to make loans and otherwise extend credit to the Company pursuant to the Purchase Agreement, the Company and the Subordinated Creditors have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Definitions. The following terms shall have the meanings given to such terms as set forth below:

“Company” For purposes hereof, the term “Company” shall include Axeda Systems, Inc. and all of its direct and indirect subsidiaries whether now or hereafter existing, including without limitation, Axeda Systems Operating Company, Inc.

“Senior Debt” All principal (which principal shall not exceed $600,000), interest, fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations created or evidenced by the Purchase Agreement or any of the other Senior Documents. Notwithstanding anything herein to the contrary Senior Debt shall not include any termination or break-up fees or expense reimbursement amounts payable to the Senior Holders by the Company under the Letter of Intent. Senior Debt shall expressly include any and all interest accruing or costs or expenses (including legal fees and expenses) incurred on or after the date of any filing by or against the Company of any petition under the United States Bankruptcy Code or any other bankruptcy, insolvency or reorganization act regardless of whether the Senior Holders’ claim therefor is allowed or allowable in the case or proceeding relating thereto.

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“Senior Documents” Collectively, the Purchase Agreement, the Notes, the Security Agreement, the Guaranty, any promissory notes executed in connection therewith (subject to the aggregate principal not exceeding $600,000) and any and all guaranties and security interests, mortgages and other liens directly or indirectly guarantying or securing any of the Senior Debt, and any and all other documents or instruments otherwise evidencing or further guarantying or securing directly or indirectly any of the Senior Debt, whether now existing or hereafter created.

“Subordinated Debt” All principal, interest, fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement and indemnity obligations created or evidenced by any of the Subordinated Documents or any prior, concurrent or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of the Subordinated Creditors with respect to the Company.

“Subordinated Documents” Collectively, the Securities Purchase Agreement, any promissory notes executed in connection therewith and any and all guaranties and security interests, mortgages and other liens directly or indirectly guarantying or securing any of the Subordinated Debt, and any and all other documents or instruments executed in connection with the Securities Purchase Agreement or otherwise evidencing or further guarantying or securing directly or indirectly any of the Subordinated Debt, whether now existing or hereafter created.

Terms not otherwise defined herein shall have the meaning assigned such terms in the Purchase Agreement.

2.   Subordination. Each Subordinated Creditor, for itself, its executors, administrators, personal representatives, heirs, devisees, legatees, successors and assigns, covenants and agrees that the payment of the principal of and interest on all Subordinated Debt now or hereafter outstanding is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the payment in full in cash of the Senior Debt; provided, however, that the Company shall be permitted to make certain payments in the form of equity on account of the Subordinated Debt in accordance with Section 3 below.

3.   No Payment. As long as any of the Senior Debt is outstanding, no payment of principal of, interest on, or premiums, fees, costs, expenses or other amounts with respect to, any Subordinated Debt shall be made by the Company or accepted by any Subordinated Creditor and the Company shall not set off, contra or otherwise apply all or any part of any obligation of any Subordinated Creditor to the Company toward satisfaction of the Subordinated Debt, or acquire, redeem or otherwise purchase any Subordinated Debt; provided, however, that the Company shall be permitted (but not obligated) to make payments on the Subordinated Debt payable solely in the form of shares of common stock of the Company or warrants or options to purchase shares of common stock of the Company in accordance with the terms of the Securities Purchase Agreement so long as no Event of Default has occurred under the Purchase Agreement.

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4.   Payments Held in Trust. If any payment of principal of, interest on, or premiums, fees, costs, expenses or other amounts with respect to, any Subordinated Debt is received by a Subordinated Creditor before all Senior Debt shall have been paid or satisfied in full, despite or in violation or contravention of the terms of this Subordination Agreement, the Subordinated Creditor will hold the same in trust for the Senior Holders and forthwith pay the same to the Senior Holders, to be held by the Senior Holders as additional security for the Senior Debt or applied by the Senior Holders to payment of the Senior Debt in such manner as the Senior Holders may choose in their sole discretion. Any such payment of principal of, interest on, or premiums, fees, costs, expenses or other amounts with respect to, any Subordinated Debt paid over to the Senior Holders and held by the Senior Holders as additional security pursuant to the immediately preceding sentence shall, to the extent not applied to the payment of the Senior Debt, be paid over to the Subordinated Creditor after the Senior Debt has been finally paid in full in cash. Until the Senior Debt has been finally paid in full in cash, no Subordinated Creditor shall have any right of subrogation, reimbursement, restitution, contribution or indemnity whatsoever from any assets of the Company or any guarantor of or provider of collateral security for the Senior Debt. Notwithstanding anything to the contrary contained herein, following the payment in full of the Senior Debt, each Senior Holder hereby agrees that in the event such Senior Holder receives as a result of its exercise of remedies under the Senior Documents any amount on account of the Senior Debt in excess of the outstanding Senior Debt, such Senior Holder shall be pay over such excess amount to the Subordinated Creditors as promptly as practicable.

5.   Bankruptcy. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization (whether or not pursuant to bankruptcy laws), sale of all or substantially all of the assets, dissolution, liquidation, winding up of the business or affairs of the Company or any other marshalling of the assets and liabilities of the Company:

(a)    Each Subordinated Creditor will prove, enforce and endeavor to obtain payment of the principal of, interest on and all other amounts payable with respect to all Subordinated Debt and will pay over to the Senior Holders amounts thereof sufficient for payment of principal of and interest on, or other payments with respect to, the Senior Debt, to pay in full the Senior Debt. The Senior Holders may file claims in any such proceeding on each Subordinated Creditor’s behalf and in no event shall any Subordinated Creditor waive, forgive or cancel any claim it may now or hereafter have against the Company.

(b)    The Senior Holders may, at their option, claim directly from the trustee or representative of the Company’s estate in such proceeding. In the event that the Senior Holders do so elect to claim directly against the trustee or representative of the Company’s estate, each Subordinated Creditor hereby grants to the Senior Holders an irrevocable proxy to vote its claims in any such proceeding or at any meeting of creditors, and agrees to execute all further documents requested by the Senior Holders to facilitate exercise of this proxy. The Subordinated Creditors and the Company agree to furnish all assignments, powers or other documents requested by the Senior Holders to facilitate such direct collection by the Senior Holders or the perfection of any interest of the Senior Holders hereunder.

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6.    Certain Prohibited Actions. Until the payment or satisfaction in full of the Senior Debt, without the prior written consent of the Senior Holders:

(a)    no Subordinated Creditor shall from and after the date hereof request, demand or seek to obtain from the Company, and the Company shall not grant or deliver to the Subordinated Creditor, any collateral or other security for the Subordinated Debt (the parties hereto acknowledge that this clause (a) does not require the Subordinated Creditors to terminate the liens granted prior to this date under the Subordinated Documents);

(b)    no Subordinated Creditor shall (i) accelerate the maturity of any Subordinated Debt, (ii) demand payment of any Subordinated Debt or (iii) exercise any right or remedy, or take any action, against the Company or any of the assets or property of the Company to enforce its rights with respect to any Subordinated Debt;

(c)    no Subordinated Creditor will amend or modify any of the terms of any of the Subordinated Debt or any of the Subordinated Documents in a manner that is materially adverse to the interests of the Senior Holders (including those interests relating to the Senior Documents and the transactions contemplated by the Letter of Intent), provided, however, that the Subordinated Creditors shall provide the Senior Holders at least five business days' prior notice of any proposed amendment or modification to afford the Senior Holders an opportunity to object to such proposed amendment or modification as being materially adverse to their interests; and

(d)    no Subordinated Creditor shall sell, assign or otherwise transfer or further encumber any Subordinated Debt or interest therein without first procuring and delivering to the Senior Holders evidence in writing of the consent and agreement of the purchaser, pledgee, assignee or transferee of such Subordinated Debt or interest therein to comply with all terms, conditions and provisions of this Subordination Agreement. The rights of the Senior Holders under this Section 6 shall inure to the benefit of their successors and assigns.

7.    Subordinated Creditors' Security.

(a)    Each Subordinated Creditor hereby confirms that, regardless of the relative times and method of attachment or perfection thereof (or any failure to perfect) or the order of filing of financing statements, mortgages or other security agreements or documents, or anything in the Subordinated Documents or this Agreement to the contrary, the security interests and liens granted or to be granted from time to time to secure the Senior Indebtedness, shall in all respects be first and senior security interests and liens, superior to any security interests and liens granted or to be granted to Subordinated Creditor in assets of or ownership interests in, the Company or any other person pursuant to the Subordinated Documents or otherwise, it being the express intention of the parties that, notwithstanding anything in this Agreement to the contrary, all liens and security interests granted to Senior Holders from time to time shall be prior and superior to any liens or security interests granted to Subordinated Creditor. In foreclosing on Senior Holders’ security interests and liens in the collateral described in or purportedly covered by the Security Agreement (as defined in the Purchase Agreement) (the "Collateral"), the Senior Holders may proceed to foreclose on their security interests and liens in any manner which the Senior Holders, in their sole discretion, choose, even though a higher price might have been realized if Senior Holders had proceeded to foreclose on their security interests and liens in another manner.

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(b)    Each Subordinated Creditor hereby consents and agrees that the Senior Holders shall be under no obligation with respect to marshaling collateral security for the Senior Debt in favor of Subordinated Creditors or in payment of indebtedness of the Company to the Subordinated Creditors.

(c)    Without limiting any of the rights (including any of the foreclosure rights) of Senior Holders under the Purchase Agreement, the Security Agreement, or any documents delivered to secure the obligations of the Company to the Senior Holders in connection therewith or under the provisions of any applicable law, and without placing any obligation on the part of the Senior Holders to follow any of the following provisions in order to retain their priority status hereunder, in the event that the Senior Holders release or discharge their security interests in, or liens upon, any Collateral which is subject to a lien or security interest in favor of any Subordinated Creditor, in each case in connection with exercising the Senior Holders’ rights under the Security Agreement, such Collateral shall thereupon be deemed to have been released from all such liens and security interests. Each Subordinated Creditor agrees that within two Business Days' following Senior Holder’s written request therefor, it will execute, deliver and file any and all such termination statements, lien releases and other agreements and instruments as Senior Holders reasonably deem necessary or appropriate in order to give effect to the preceding sentence. Each Subordinated Creditor hereby irrevocably appoints the Senior Holders the true and lawful attorney of such Subordinated Creditor for the purpose of effecting any such executions, deliveries and filings. Without limiting the foregoing, and without implying that any Senior Holder is obligated to undertake any special investigation with respect to its good faith belief as to the fair value of any property, the parties hereto agree to be bound as to the fair value of any property as determined by any independent appraisal of such property that may be conducted at the Senior Holders’ request. The cost of any such appraisal shall be borne by the Company and, if funded by the Senior Holders, shall constitute Senior Debt. Each Senior Holder agrees that if, as a result of a release of its liens on Collateral which is subject to a lien or security interest in favor of any Subordinated Creditor, such Senior Holder receives any amount on account of the Senior Debt in excess of the outstanding Senior Debt, such Senior Holder shall in accordance with the last sentence of Section 4 above pay over such excess amount to the Subordinated Creditors as promptly as practicable following payment in full of the Senior Debt.

8.    Consents and Waivers. Each Subordinated Creditor hereby irrevocably consents to (a) the Company entering into the Purchase Agreement and the other Senior Documents, the Company’s incurrence of the Senior Debt and the Company’s performance of its obligations thereunder and irrevocably waives any rights it may have to participate in, receive notice of or otherwise prohibit the issuance of the Senior Debt, (b) any waiver of the terms of the Senior Debt, (c) any renewal, extension or postponement of the time of payment of the Senior Debt or any other indulgence with respect to the Senior Debt, (d) any substitution, exchange or release of collateral for the Senior Debt and (e) the addition or release of any person primarily or secondarily liable on the Senior Debt, made or effected by the Senior Holders. The Senior Holders may exercise, fail to exercise, waive or amend any of their rights under any instrument evidencing or securing or under any agreement delivered in connection with any Senior Debt, and in reference thereto may make and enter into such agreements as to them may seem proper or desirable, all without notice to or further assent from the Subordinated Creditors, and any such action shall not in any manner impair or affect this Subordination Agreement or any of the Senior Holders’ rights hereunder. Notwithstanding anything herein to the contrary, the Senior Documents shall not be amended or modified to (i) increase the aggregate principal of, or increase the rates of interest, fees, other premiums or similar amounts payable on, the Senior Debt, in each case, from that in effect on the date hereof or (ii) restrict the Company from entering into an amendment or modification to the terms of the Subordinated Debt which amendment or modification is in accordance with the terms and conditions of Section 6(c) hereof, in each case without the consent of the Subordinated Creditors representing at least a majority of the aggregate principal amount of the Subordinated Debt then outstanding. Each Subordinated Creditor hereby irrevocably waives (i) presentment, notice and protest in connection with all negotiable instruments evidencing Senior Debt or Subordinated Debt, (ii) notice of the acceptance of this Subordination Agreement by the Senior Holders, (iii) notice of any extensions of credit made, extensions granted or other action taken in reliance hereon, and (iv) all demands and notices of every kind in connection with this Subordination Agreement. Each Subordinated Creditor hereby waives and agrees not to assert against the Senior Holders any rights which a guarantor or surety with respect to any indebtedness of the Company could exercise; but nothing in this Subordination Agreement shall constitute the Subordinated Creditor a guarantor or surety.

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9.    Purchase of Senior Debt. The Subordinated Creditors shall be entitled, at any time, to purchase the Notes representing the entire amount of the Senior Debt from the Senior Holders by paying in full in immediately available U.S funds by wire transfer to the Senior Holders the aggregate amount of all principal, interest and other amounts payable under the Notes and the Bridge Loan Documents then outstanding; provided, however, that the Subordinated Creditors shall not have the right to purchase the Notes prior to the Maturity Date (as defined in the Purchase Agreement on the date hereof) if any Subordinated Creditor is (i) purchasing the Notes in connection with the provision by the Subordinated Creditors of financing for the acquisition of the stock or assets of the Company or any of its subsidiaries by any person other than the Senior Holders or their affiliates, or (ii) acting directly with a person other than the Senior Holders and their affiliates to take any action that could reasonably be expected to prevent, interfere with, delay or postpone the acquisition of the stock or assets of the Company or any of its subsidiaries by the Senior Holders or their affiliates. Furthermore, each Subordinated Creditor agrees that, at no time prior to the Maturity Date (as defined in the Purchase Agreement on the date hereof), shall such Subordinated Creditor provide direct assistance to any person attempting to acquire the stock or assets of the Company or any of its subsidiaries other than the Senior Holders or their affiliates. If the Subordinated Creditors exercise their right to purchase the Notes and pay the purchase price therefor, the Senior Holders will assign to the Subordinated Creditors all right, title and interest they have to the Guaranty, the Security Agreement and this Agreement concurrently with the transfer of the Notes.

10.   No Obligations of Senior Holders. The rights granted to the Senior Holders hereunder are solely for their protection and, except to the extent explicitly provided herein, nothing herein contained shall impose on the Senior Holders any duties with respect to the Subordinated Debt or any property of the Subordinated Creditor or the Company received hereunder beyond reasonable care while in the Senior Holders’ custody and redelivery upon expiration of this Subordination Agreement.

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11.   Specific Performance. The Senior Holders are hereby authorized to demand specific performance of this Subordination Agreement, whether or not the Company shall have complied with the provisions hereof applicable to it, at any time when the Subordinated Creditor shall have failed to comply with any provision hereof.

12.   Amendment. This Subordination Agreement may not be amended or waived except by an instrument in writing signed by the Company, the Subordinated Creditors representing at least a majority of the aggregate principal amount of the Subordinated Debt then outstanding and the Senior Holders representing at least a majority of the aggregate principal amount of the Notes then outstanding.

13.   Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telecopy communication) and telecopied or delivered: (i) if to a Senior Holder, c/o JMI Management, Inc., 1119 St. Paul Street, Baltimore, MD 21202, Attn: Bradford D. Woloson or at such other address as to which such Senior Holder may inform the other parties in writing in compliance with the terms of this Section 13, with a copy to Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109, Attn: Mark H. Burnett, Esq., Fax. No.: (617) 523-1231; (ii) if to the Company, at 21 Oxford Road, Mansfield, Massachusetts 02048, or at such other address as shall be designated by the Company in a written notice to the other parties complying as to delivery with the terms of this Section 13, with a copy to Arent Fox PLLC, 1675 Broadway, New York, New York 10019-5820, Attn: Steven D. Dreyer, Fax No. (212) 484-3990; and (iii) if to the Subordinated Creditor, at c/o Laurus Capital Management LLC, 825 Third Avenue, 14th Floor, New York, New York 10022, Attn: Jason Ban, Esq., Fax No.: (212) 541-4434 or at such other address as shall be designated by the Subordinated Creditor in a written notice to the other parties complying as to delivery with the terms of this Section 13.

All such notices, requests, demands and other communications shall be in writing and shall be deemed to have been given (i) on the date of delivery, if personally delivered or telecopied to the party to whom notice is to be given, or (ii) upon confirmed receipt after being deposited with a nationally recognized overnight delivery service for next business day delivery or (iii) on the third Business Day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, and addressed to the addressee at the address of the addressee set forth herein, or to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

14.   Waiver. No delay on the part of the Senior Holders or Subordinated Creditors in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any partial exercise or waiver of any privilege or right hereunder preclude any further exercise of such privilege or right or the exercise of any other right, power or privilege. The rights and remedies expressed in this Subordination Agreement are cumulative and not exclusive of any right or remedy which the Senior Holders or Subordinated Creditors may otherwise have.

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15.   Further Assurances. The Subordinated Creditors and the Company shall execute and deliver to the Senior Holders such further instruments and documents and shall take such further action as the Senior Holders may at any time or times reasonably request in order to carry out the provisions and intent of this Subordination Agreement.

16.   Prior Agreements. This Agreement constitutes the entire agreement between the parties and supercedes any other prior understandings or agreements concerning the subject matter hereof.

17.   Governing Law. This Subordination Agreement shall be governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. The Company and the Subordinated Creditors hereby consent to the jurisdiction of any federal or state court in the Commonwealth of Massachusetts located in the counties of Suffolk, Middlesex, or Norfolk.

18.   Waiver of Jury Trial. EACH OF THE SUBORDINATED CREDITORS AND THE COMPANY EACH HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE SUBORDINATED CREDITORS AND THE COMPANY HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE SUBORDINATED CREDITORS AND THE COMPANY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE SENIOR HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE SENIOR HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE SENIOR HOLDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

19.   Counterparts. This Subordination Agreement may be signed in any number of counterparts, which together will be one and the same instrument. This Subordination Agreement shall become effective whenever each party shall have signed at least one such counterpart. This Subordination Agreement shall be binding upon each party hereto and its executors, administrators, personal representatives, heirs, devisees, legatees, successors and assigns, and shall inure to the benefit of the Senior Holders and the Subordinated Creditors and each of their respective successors and assigns.

20.   Assignment by Senior Holders. No Senior Holder shall sell, assign or otherwise transfer or further encumber any Senior Debt or interest therein without first procuring and delivering to the Subordinated Creditors evidence in writing of the consent and agreement of the purchaser, pledgee, assignee or transferee of such Senior Debt or interest therein to comply with all terms, conditions and provisions of, and be bound by, this Subordination Agreement.

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Subordination Agreement - Signature Page

IN WITNESS WHEREOF, each party hereto has cause this Subordination Agreement to be executed by its duly authorized officer as of the date first above written.

COMPANY:

AXEDA SYSTEMS, INC.

By:	/s/ Karen Kupferberg
Karen Kupferberg
Chief Financial Officer

SENIOR HOLDERS:

JMI EQUITY FUND V, L.P. By: JMI Associates V, L.L.C. its General Partner

By:	/s/ Bradford D. Woloson
Bradford D. Woloson
Managing Member

JMI EQUITY FUND V (AI), L.P. By: JMI Associates V, L.L.C. its General Partner

By:	/s/ Bradford D. Woloson
Bradford D. Woloson
Managing Member

SUBORDINATED CREDITORS:

LAURUS MASTER FUND, LTD.

By:	/s/ David Grin
Name: David Grin
Title: Fund Manager/Director